================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                THE GEON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        GREGORY L. RUTMAN, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

LOGO

                                THE GEON COMPANY

                                 NOTICE OF 1998
                         ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                THE GEON COMPANY

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

     The Annual Meeting of Stockholders of The Geon Company will be held at The Forum Conference & Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 7, 1998. The purposes of the meeting are:

        1. To elect Directors; and

        2. To consider and transact any other business that may properly come before the meeting.

     Stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the meeting.

                                            For the Board of Directors

                                        /s/ Gregory L. Rutman
                                            GREGORY L. RUTMAN
                                            Secretary

March 20, 1998

                                THE GEON COMPANY

                                PROXY STATEMENT

     The Board of Directors of The Geon Company (the "Company") respectfully requests your proxy for use at the Annual Meeting of Stockholders to be held on May 7, 1998, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

     If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common Stock represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 through
5. You may revoke your proxy before it is voted by giving notice to the Company in writing or orally at the meeting. Participants in the Company's Retirement Savings Plan will receive a separate voting instruction card which must be signed and returned in order to instruct the trustee of that plan with respect to shares held under that plan by the trustee. The voting instruction card may be revoked before the trustee votes the shares held by it by giving notice in writing to the trustee.

     This Proxy Statement and the enclosed proxy card and, for participants in the Retirement Savings Plan, the voting instruction card are being mailed to stockholders on or about March 20, 1998. The Company's headquarters are located at One Geon Center, Avon Lake, Ohio 44012. The Company's telephone number is
(440) 930-1000.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of nine directors. Each director serves for a one year term and until a successor is duly elected and qualified. The Board met seven times during the last fiscal year.

     A stockholder who wishes to suggest a director candidate for consideration by the Nominating and Governance Committee must provide a written notice to the Secretary of the Company in accordance with the procedures specified in Article I, Section 9 of the Company's By-Laws. Generally, the notice must be received by the Secretary of the Company not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee and, as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is being made, the name and address of, and the class and number of shares of the Company owned by, such stockholder, beneficial owner, and any other stockholders believed to be supporting such nominee.

     Nominees for election as directors for terms expiring in 1999 and a description of the business experience of each nominee appear below. With the exception of Thomas A. Waltermire, the nominees are all current members of the Board. William F. Patient, J.A. Fred Brothers, J. Douglas Campbell, James K. Baker, and John D. Ong have been directors since 1993. D. Larry Moore and R. Geoffrey P. Styles have been directors since March 9, 1994 and Gale Duff-Bloom has been a director since November 18, 1994. Harry A. Hammerly, who has served as a director since March 9, 1994, is not seeking re-election.

                     WILLIAM F. PATIENT, age 63, is Chairman of the Board and Chief Executive Officer of
W. F. PATIENT PHOTO  the Company, and has served in this capacity since the Company's initial public offering in April 1993 (the "IPO"). Mr. Patient served as President of the Company from April 1993 to February 1998 and as Senior Vice President of The B.F.Goodrich
                     Company and as President of its Geon Vinyl Division from May 1989 to April 1993.
                     Prior to joining The B.F.Goodrich Company, Mr. Patient held various positions with
                     Borg-Warner Chemicals from 1962 to 1989. He serves on the Boards of Directors of
                     National City Bank and Navistar International Corporation.
                     JAMES K. BAKER, age 66, is serving as Vice Chairman of Arvin Industries, Inc., an
J. K. BAKER PHOTO    auto parts supplier to the original equipment and replacement markets, until his retirement in April 1998. Mr. Baker served as Chief Executive Officer of Arvin from
                     1981 to 1993 and as Chairman from 1986 to February 1996. He will retire as a
                     Director of Arvin in April 1998. Mr. Baker serves on the Boards of Directors of
                     First Chicago NBD, Inc., Cinergy Corp., Tokheim Corp., and Amcast Industrial Corp.
                     GALE DUFF-BLOOM, age 58, is President of Marketing and Company Communications of
G. DUFF-BLOOM PHOTO  J.C. Penney Company, Inc., a major retailer. Ms. Bloom has served in her current position since February 1996. Ms. Bloom joined J.C. Penney in 1969 and was elected
                     Vice President and Director of Investor Relations in 1988. In 1990, Ms. Bloom was
                     appointed to the positions of Senior Vice President and Associate Director of
                     Merchandising. In 1993, she was appointed Executive Vice President and Director of
                     Administration, and, in 1995, she was appointed Senior Executive Vice President and
                     Director of Personnel and Company Communications. Ms. Bloom serves on the Boards of
                     Directors of Chase Bank of Texas and several professional and civic organizations.
                     In October 1996, she was elected Chair of the Council of the Better Business Bureau.

                     J.A. FRED BROTHERS, age 57, is Executive Vice President of Ashland Inc., a
J.A. FRED BROTHERS   diversified company with operations in specialty chemical production and distri-
PHOTO                bution, motor oil and car care products, and highway construction. Mr. Brothers joined Ashland Inc. in 1967 and became a Group Operating Officer in 1988. Mr.
                     Brothers is responsible for The Valvoline Company and is a director of Marathon
                     Ashland Petroleum, a company in which Ashland, Inc. has a 38% equity interest. He is also a trustee of Ohio Dominican College and Children's Hospital (Columbus).
                     J. DOUGLAS CAMPBELL, age 56, served as President and Chief Executive Officer and a
J. D. CAMPBELL       Director of Arcadian Corporation, a nitrogen chemicals and fertilizer manufacturer,
PHOTO                until his retirement in 1997. Mr. Campbell joined Arcadian Corporation as President and Chief Executive Officer in December 1992. Prior to joining Arcadian Corporation, he held various positions with Standard Oil (Ohio) and British Petroleum since 1966, most recently as Deputy Chief Executive Officer of BP Chemicals.
                     D. LARRY MOORE, age 61, served as President and Chief Operating Officer of
D. L. MOORE PHOTO    Honeywell, Inc., a multinational manufacturer of controls for use in homes, buildings, industry, and space and aviation, until his retirement in 1997. In 1987,
                     Mr. Moore became Vice President of Honeywell's Commercial Flight Systems Group, and
                     in 1989 he became President of Honeywell's Space and Aviation business. In 1990, he became Executive Vice President and Chief Operating Officer of Honeywell's
                     Industrial and Space and Aviation businesses. In April 1993, he was elected
                     President and Chief Operating Officer. Mr. Moore serves on the Boards of Directors of Reynolds Metals Company, Thiokol Corporation, and Howmet Corporation.
                     JOHN D. ONG, age 64, is Chairman Emeritus of The B.F.Goodrich Company, a supplier of
J. D. ONG PHOTO      components and services to the aerospace industry and producer of specialty chemicals and plastics. Mr. Ong joined The B.F.Goodrich Company in 1961, became
                     Chairman of the Board and Chief Executive Officer in July 1979, served as Chief
                     Executive Officer until December 1996, and retired from The B.F.Goodrich Company as
                     Chairman in July 1997. Mr. Ong is a Director of Ameritech Corporation, ASARCO Inc.,
                     Cooper Industries, Inc., Defiance, Inc., The Kroger Co. and TRW, Inc.


                     R. GEOFFREY P. STYLES, age 67, served as Vice Chairman of the Royal Bank of Canada
R. G. P. STYLES      until his retirement in December 1987. He is currently Chairman and a Director of
PHOTO                Grosvenor International Holdings Ltd. Mr. Styles is also a Director of ProSource,
                     Inc. and of several Canadian corporations, including The Royal Trust Company, Echo
                     Bay Mines Ltd. and Onex Corporation.
                     THOMAS A. WALTERMIRE, age 48, is President and Chief Operating Officer of the
T. A. WALTERMIRE     Company and has served in this capacity since February 1998. From May 1997 to
PHOTO                February 1998, Mr. Waltermire served as Executive Vice President and Chief Operating
                     Officer and from October 1993 until May 1997 as Chief Financial Officer of the
                     Company. Mr. Waltermire joined the Company as Senior Vice President and Treasurer in
                     March 1993 just prior to the IPO. Prior to joining the Company, Mr. Waltermire held various positions with The B.F.Goodrich Company.

COMMITTEES OF THE BOARD OF DIRECTORS; ATTENDANCE

     The present members of the Audit Committee are Ms. Duff-Bloom and Messrs. Campbell, Moore, and Styles. Mr. Styles serves as Chairperson of the Committee. The Audit Committee meets with appropriate Company financial and legal personnel and independent public accountants to review the internal controls of the Company and its financial reporting. The Audit Committee recommends to the Board of Directors the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The Audit Committee met three times during the last fiscal year.

     The present members of the Compensation Committee are Ms. Duff-Bloom and Messrs. Baker, Moore, and Ong. Ms. Duff-Bloom serves as Chairperson of the Committee. The Compensation Committee reviews, discusses and advises management and makes recommendations to the Board of Directors regarding compensation and benefits afforded the executive officers and highly-compensated personnel of the Company. The Committee also has oversight responsibilities for all broad-based compensation and benefit programs of the Company. The Compensation Committee met five times during the last fiscal year.

     The present members of the Nominating and Governance Committee, formerly known as the Nominating Committee, are Ms. Duff-Bloom and Messrs. Baker, Campbell, and Ong. Mr. Ong serves as Chairperson of the Committee. The Nominating and Governance Committee recommends to the Board of Directors candidates for nomination as directors of the Company. The Nominating and Governance Committee is also authorized to recommend to the Board of Directors a successor to the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, if any, of the Company and, together with the Chief Executive Officer, to plan and monitor the development of candidates for executive personnel reporting to the Chief Executive Officer. The Nominating and Governance Commit-tee met three times during the last fiscal year. At its November 1997 meeting, the Committee changed its name from the Nominating Committee to the Nominating and Governance Committee.

     The present members of the Environmental, Health, and Safety Committee are Messrs. Brothers, Campbell, Moore, and Styles. Mr. Moore serves as Chairperson of the Committee. The Environmental, Health, and Safety Committee exercises oversight with respect to the Company's environmental, health, and safety policies and practices and its compliance with related laws and regulations. The Environmental, Health, and Safety Committee met twice during the last fiscal year.

     The present members of the Financial Policy Committee are Messrs. Baker, Brothers, Ong, and Styles. Mr. Baker serves as Chairperson of the Committee. The Financial Policy Committee reviews the policies which underlie the Company's financial planning to assure adequacy and soundness of the Company's capital plans; reviews proposed major financing activities prior to action by the Board of Directors; and reviews methods under consideration by the Company for financing proposed major investments prior to action by the Board of Directors. The Financial Policy Committee met four times during the last fiscal year.

     During the last fiscal year, each Director attended at least 75% of the meetings of the Board of Directors and of the Committees on which he or she served.

COMPENSATION OF DIRECTORS

     Directors unaffiliated with the Company are paid an annual retainer of $20,000 and fees of $1,000 for each Board and Committee meeting attended. In addition, the chairperson of each Committee receives a fixed annual retainer of $3,000. In addition, upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any Director unaffiliated with the Company is entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring Director who has reached age 55 and has served for at least five but less than ten years is entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to ten. Directors are reimbursed for their expenses associated with each meeting attended.

     Under The Geon Company Non-Employee Directors' Deferred Compensation Plan (the "Directors Deferred Compensation Plan"), each Director who is not an employee may defer payment of all or a portion of his or her compensation as a Director. The compensation may be deferred as cash or converted into Common Stock of the Company (at a rate equal to 125% of the cash compensation amount). Deferred compensation, whether in the form of cash or Common Stock, is held in trust for the participating Directors. Interest earned on the cash amounts and dividends on the Common Stock accrue for the benefit of the participating Directors.

     Under the Company's 1995 Incentive Stock Plan (the "1995 Incentive Plan"), each current Director who was not an employee of the Company was granted on the date of the 1995 Annual Meeting an option to acquire 5,000 shares of Common Stock. Each new Director who is not an employee of the Company is granted at the time of his or her election or appointment a Director option to acquire 5,000 shares of Common Stock. Each such Director who continues in office following the initial grant receives an additional Director option to acquire 1,000 shares of Common Stock annually on the anniversary date of the previous option grant.

                           OWNERSHIP OF COMMON STOCK

     The following table shows the number of shares of Common Stock beneficially owned on March 16, 1998 (including options exercisable within 60 days of that date) by each of the Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 15, and by all Directors and executive officers as a group.

                                                                NUMBER OF
                            NAME                                SHARES (1)
                            ----                                ----------
James K. Baker..............................................       12,958(2)(3)
Gale Duff-Bloom.............................................        9,344(2)(3)
J.A. Fred Brothers..........................................       17,729(2)(3)
J. Douglas Campbell.........................................       14,058(2)(3)
Harry A. Hammerly...........................................       12,875(2)(3)
Donald P. Knechtges.........................................      114,934(2)(3)
Louis M. Maresca............................................      118,062(2)(3)
Edward C. Martinelli........................................      184,611(2)(3)
D. Larry Moore..............................................        9,930(2)(3)
John D. Ong.................................................        8,000(3)
William F. Patient..........................................      476,062(2)(3)
R. Geoffrey P. Styles.......................................        9,000(3)
Thomas A. Waltermire........................................      185,922(2)(3)
13 Directors and executive officers as a group..............    1,173,485(2)(3)

---------------

(1) Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual. It includes the approximate number of shares credited to the named executives' accounts in the Company's Retirement Savings Plan, a tax-qualified defined contribution plan. No Director, nominee or executive officer, other than William F. Patient, beneficially owned on March 16, 1998, more than 1% of the outstanding Common Stock. As of that date, Mr. Patient beneficially owned approximately 1.7% of the outstanding Common Stock and the Directors and executive officers as a group beneficially owned approximately 4.2% of the outstanding Common Stock.

(2) Includes shares with respect to which the following Directors and executive officers have only sole voting power as follows: J.K. Baker, 5,158 shares;
    G. Duff-Bloom, 2,344 shares; J.A. Fred Brothers, 6,729 shares; J.D. Campbell, 6,558 shares; H.A. Hammerly, 4,275 shares; D.P. Knechtges, 13,106 shares; L.M. Maresca, 13,727 shares; E.C. Martinelli, 8,000 shares; D.L. Moore, 2,930 shares; W.F. Patient, 61,229 shares; and T.A. Waltermire, 24,669 shares; and the Directors and executive officers as a group, 148,725 shares. With respect to Ms. Duff-Bloom, Messrs. Baker, Brothers,

Campbell, Hammerly, and Moore, these shares are held under the Directors Deferred Compensation Plan.

(3) Includes shares the individuals have a right to acquire on or before May 15, 1998 as follows: each of the Directors, 7,000 shares, with the exception of Mr. Patient, who is not eligible to participate in the Directors Deferred Compensation Plan, and Mr. Hammerly who has the right to acquire 8,000 shares; D.P. Knechtges, 86,402 shares; L.M. Maresca, 91,879 shares; E.C. Martinelli, 141,302 shares; W.F. Patient, 357,299 shares; T.A. Waltermire, 134,219 shares; and the Directors and executive officers as a group, 868,101 shares.

     The following shows certain information with respect to all persons who, as of March 16, 1998, were known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock of the Company based on information provided in Schedule 13G filings with the Securities and Exchange
Commission:

Brinson Partners, Inc. .................................       1,609,589(1)           6.9%
209 South LaSalle Street
Chicago, Illinois 60604

     Brinson Holding, Inc. .............................                (1)
     209 South LaSalle Street
     Chicago, Illinois 60604

     SBC Holdings (USA), Inc. ..........................                (1)
     222 Broadway
     New York, New York 10038

     Swiss Bank Corporation.............................                (1)
     Aeschenplatz 6 CH-4002
     Basel, Switzerland

Harris Associates L.P. .................................       2,804,850(2)         12.09%
Harris Associates, Inc.
Two North LaSalle Street
Suite 500
Chicago, Illinois 60602

     Harris Associates Investment Trust.................                (2)
     Two North LaSalle Street
     Suite 500
     Chicago, Illinois 60602-3790

MacKay-Shields Financial Corporation....................       1,585,600(3)           6.8%
9 West 57th Street
New York, New York 10019

Pioneering Management Corporation.......................       1,204,800(4)          5.19%
60 State Street
Boston, Massachusetts 02109

State Street Bank and Trust Company, as Trustee for
  The Geon Company Retirement Savings Plan..............       2,653,318(5)          11.4%
225 Franklin Street
Boston, Massachusetts 02110

Wellington Management Company, LLP......................       2,852,300(6)          12.3%
75 State Street
Boston, Massachusetts 02109

     Vanguard/Windsor Funds, Inc........................                (6)
     c/o The Vanguard Group
     100 Vanguard Boulevard
     P.O. Box 2600
     Malvern, Pennsylvania 19355

---------------

(1) As of February 11, 1998, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Brinson Partners, Inc. ("Brinson"), as a registered investment advisor, has shared voting power and shared dispositive power with respect to all of these shares with Brinson Holding, Inc. ("BHI"), SBC Holdings (USA), Inc. ("SBC (USA)"), and Swiss Bank Corporation ("SBC"). SBC is the ultimate parent holding company of Brinson through its wholly-owned subsidiary, SBC (USA). SBC (USA)'s wholly-owned subsidiary, BHI, is the parent holding company of Brinson.

(2) As of January 29, 1998, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Of the 2,804,850 shares beneficially owned by Harris Associates L.P. ("Harris"), as a registered investment adviser, together with Harris Associates, Inc., Harris' sole general partner, Harris has sole dispositive power with respect to 1,751,250 shares, shared dispositive power with respect to 1,053,600 shares and shared voting power with respect to all of these shares. Included in the 1,053,600 shares with respect to which Harris has shared voting and investment power, are 971,600 shares (4.19% of the outstanding shares of Common Stock of the Company) beneficially owned by the Harris Associates Investment Trust ("Harris Trust"), through its various series. Harris Trust, a registered investment company for which Harris serves as investment adviser, shares voting and dispositive power with respect to these 971,600 shares with Harris.

(3) As of February 13, 1998, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. MacKay-Shields Financial Corporation, as a registered investment adviser, has shared voting and shared dispositive power with respect to all of these shares.

(4) As of January 5, 1998, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Pioneering Management Corporation, as a registered investment adviser, has sole voting power and sole dispositive power with respect to all of these shares.

(5) As of February 10, 1998, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. State Street Bank and Trust Company, as Trustee for The Geon Company Retirement Savings Plan and for various collective investment funds for employee benefit plans and other index accounts, as a bank, has sole voting and sole dispositive power with respect to 238,428 of these shares and shared voting and shared dispositive power with respect to 2,414,890 of these shares.

(6) As of January 13, 1998, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company. Wellington Management Company, as a registered investment adviser, has shared voting power with respect to 318,800 of these shares and shared dispositive power with respect to all of these shares. Of the 2,852,300 shares with respect to which Wellington Management Company has shared dispositive power, 2,480,000 shares (10.69% of the outstanding shares of Common Stock of the Company) are held by Vanguard/Windsor Funds, Inc., an investment advisory client of Wellington Management Company. As of February 9, 1998, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission by Vanguard/Windsor Funds, Inc., as a registered investment company, Vanguard/Windsor Funds, Inc. has sole voting power and shared dispositive power with respect to all of those shares.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     From May 1997 until February 1998, the Compensation Committee of the Board of Directors (the "Committee") was comprised of Gale Duff-Bloom, its Chairperson, James K. Baker, J.A. Fred Brothers, Harry A. Hammerly, and D. Larry Moore. As of February 5, 1998, Mr. Hammerly resigned from the Committee, and Mr. Brothers was replaced by John D. Ong.

     The Committee's responsibilities include, but are not limited to, reviewing and approving executive compensation, including base salary, cash bonuses and stock incentive awards for the Chief Executive Officer and all other executive officers of the Company.

GENERAL COMPENSATION PHILOSOPHY

     The Committee believes that the total compensation package for executive officers should be performance-oriented, tying a significant amount of compensation to short and long-term financial and strategic objectives, including increases in stockholder value. The Committee established the following guiding principles for the Company's executive compensation program:

     - A significant portion of executive officers' total compensation will be dependent on the Company's annual and long-term performance, including creation of stockholder value.

     - Non-cash compensation programs will be designed to provide stock-based incentives which will encourage stock ownership by executives in order to better align stockholder and executive interests.

     - Significant ownership of Company Common Stock by executive officers will be encouraged.

     At the Committee's February 1, 1995 meeting, the Committee adopted Company stock ownership guidelines for the participants in the Company's Senior Executive Management Incentive Plan (the "Executive MIP") and the Company's Management Incentive Plan (the "MIP"). Under these guidelines, goals regarding levels of stock ownership by executives were established to emphasize the importance of stock ownership by management. The specified levels of stock ownership (based on market prices), which are intended to be achieved over a five-year period, range from five times annual salary for the Chief Executive Officer, to four times annual salary for the Chief Operating Officer, three times annual salary for other executive officers participating in the Executive MIP, and one times annual salary for the least senior participants in the Company's MIP.

     At the December 12, 1996 meeting of the Board of Directors, the Board formed a subcommittee of the Compensation Committee to address executive compensation issues involving the grant of Company equity awards to executive officers. The subcommittee is designated as the Executive Equity Compensation Committee and includes only "non-employee directors," as defined for purposes of the applicable rules under Section 16 of the Securities Exchange Act of 1934. Until February 5, 1998, the subcommittee was made up of Ms. Duff-Bloom, its Chairperson, and Messrs. Baker, Hammerly, and Moore. As of that date, Mr. Hammerly resigned from the subcommittee.

EXECUTIVE COMPENSATION

BASE SALARIES

     In 1997, the Company established salaries based on salaries of comparable positions included in published surveys and a survey of a group of companies provided by the Committee's independent executive compensation consultant, Frederic W. Cook & Co., Inc. The survey prepared by Frederic W. Cook & Co., Inc. includes companies that generally compete with the Company for executive talent and from whom the Company may recruit future executives. This comparison group includes companies from many different industries and therefore differs from the group of companies used in the performance graph appearing below under the heading "Company Stock Performance" on page 21. The companies used in the performance graph are generally the companies with which the Company competes for capital and may be considered useful and appropriate for comparing the Company's stock performance.

     With the exception of officers who were promoted during 1997, executive officers' salaries for 1997 were not materially changed from 1996. Based on the Company's performance in 1997, salary increases were made for executive officers for 1998.

INCENTIVE COMPENSATION

     Deduction Limitation on Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 162(m)") preclude a publicly-held corporation from taking a deduction for certain compensation in excess of $1 million paid or accrued with respect to certain executive officers. It is the Committee's intent that the Company's executive compensation program be designed to allow maximum possible deductibility of executive compensation by the Company.

     The Executive MIP was approved by the stockholders at the 1995 Annual Meeting and provides for awards that are wholly contingent on the attainment of Committee established performance goals, eliminates the Committee's discretion to increase the amount of incentive awards, and provides for administration by a committee of outside directors. The Committee believes that the Executive MIP satisfies the Internal Revenue Service's requirements for "performance-based" compensation under Section 162(m). Under Section 162(m), performance-based compensation is not subject to the deductibility limitation under current Internal Revenue Service regulations. The Committee expects that awards under the Executive MIP will be comparable to awards that would have been made to the executive officers under the MIP.

     Cash and Stock Incentives. The executive officers, including the Chief Executive Officer, are eligible annually to receive bonus awards, consisting of restricted stock or a combination of both restricted stock and cash, under the Company's Executive MIP. Each year the Committee establishes performance measures to be used to determine an appropriate payout, if any, under the Executive MIP. Target awards, stated as a percentage of salary, are determined by the Committee at the beginning of the plan year, although the Committee retains the discretion to reduce such award depending on an executive officer's (including the Chief Executive Officer) individual performance and the Company's performance in meeting established goals. The Executive MIP also establishes threshold levels below which no incentives will be paid.

     The Incentive Stock Plan, which was also approved by the stockholders at the 1995 Annual Meeting of Stockholders, includes provisions for the award of performance-based compensation that would not be subject to the deductibility limitations. The Committee will continue to monitor its compensation policy, including compensation, if any, paid under the Executive MIP and the Incentive Stock Plan, for deductibility under Section 162(m).

     The performance measures used for 1997 under the Executive MIP were based on cash flow, Company-created income (for example, income due to Company initiated cost reductions or productivity improvements), and relative total return to stockholders. Had Company performance met the established goal for each performance measure, cash flow performance would have contributed 40% of the total award; Company-created income performance would have contributed 40%; and relative total return to stockholders performance would have contributed 20%.

     The Company exceeded threshold performance targets for cash flow and Company-created income. The performance goal for relative total return to stockholders was not met. Based on 1997 performance, 1997 bonuses were approximately 75% of target as compared to approximately 40% of target in 1996.

     In determining the actual awards to the executive officers for 1997 under the Executive MIP, the Committee considered each executive's performance against personal goals as well as the Company's overall performance against established goals. The net result of performance relative to the 1997 performance guidelines and the Committee's review of individual executive officer performance resulted in an average award to the executive officers of approximately 42% of each executive officer's salary.

     Under the terms of the Executive MIP, as more fully described in footnote 1 to the Summary Compensation Table appearing on page 15, 40% of any award under the Executive MIP to the executive officers, including the Chief Executive Officer, is paid in the form of restricted stock awarded under the Company's 1995 Incentive Stock Plan (the "Incentive Stock Plan"). Recipients of awards under the Executive MIP may elect to receive the balance of any such award in the form of restricted stock, so that up to 100% of any award under the Executive MIP may be paid in the form of restricted stock. To the extent that any award is paid in the form of stock, that payment is enhanced by a 25% premium, i.e., for every $100 otherwise payable under the Executive MIP to an executive, $125 worth of restricted stock is awarded to that executive. With respect to 1997 awards under the Executive MIP, approximately 76% of those awards were paid in the form of restricted stock.

     In addition to bonuses awarded under the Executive MIP, executive officers may also receive incentive awards under the Incentive Stock Plan. These incentives may be granted in the form of stock options, stock appreciation rights, and other stock awards which may include restricted stock and performance incentive stock. These awards are used in conjunction with salary and bonus awards to create an executive compensation package that meets the Committee's above-described compensation philosophy and that is competitive with comparable companies. As noted in the Summary Compensation Table appearing on page 15, executive officers, other than the Chief Executive Officer, received options to acquire an aggregate of 56,000 shares of Common Stock under the Incentive Stock Plan in 1997. The Committee believes that such awards will serve as incentives to the Company's executive officers by tying their interests directly with those of the Company and its stockholders.

     In 1995, the Committee granted long-term performance-based stock awards under the Incentive Stock Plan to the executive officers, including the Chief Executive Officer. The awards of Common Stock were fully contingent on achievement of three performance measures (relative total return to stockholders, average return on equity, and cumulative Company-created income) over a three-year performance period beginning on January 1, 1995 and ending on December 31, 1997. Based on results for that three-year period, stock awards were paid under the Incentive Stock Plan at 68% of target awards granted as of January 1, 1995.

     On February 4, 1998, the Committee approved the 1998-2000 Long-Term Incentive Plan ("Long-Term Incentive Plan") pursuant to which the Committee may grant to executive officers incentive awards in the form of Time-Vested Options, Performance Shares or Challenge Grant Stock Appreciation Rights ("SARs"). Time-Vested Options are stock options that will vest December 31, 2003 unless accelerated based upon the stock price performance of the Company. Performance Shares are awards of Common Stock based upon the Company's three-year performance ending December 31, 2000 relative to targets approved by the Committee for cumulative normalized earnings per share and relative total shareholder return. Such awards may be 0% to 200% of established targets. Challenge Grant SARs are SARs that will vest upon the achievement of certain stock prices at specified times. The Long-Term Incentive Plan is intended to align the interests of the executive officers with those of the Company and its stockholders and to encourage superior performance over time. Incentive awards under the Long-Term Incentive Plan will be granted under the Incentive Stock Plan.

CHIEF EXECUTIVE OFFICER

     The Committee, in considering Mr. Patient's compensation for 1997, reviewed his existing compensation arrangements, comparable compensation for chief executive officers of other companies and the performance of Mr. Patient and the Company. Although no material adjustment was made to Mr. Patient's salary during 1997, Mr. Patient was granted stock options.

     With respect to incentive compensation for Mr. Patient, the Company exceeded the 1997 threshold performance targets for cash flow and Company-created income but did not meet the performance goal for relative total return. Based on these factors and a review of Mr. Patient's individual performance, Mr. Patient received an award of $280,000 under the Executive MIP. This award represents approximately 48% of his salary, as compared to his 1996 award of $127,600 which represented approximately 20% of his 1996 salary. As more fully described in footnote 1 to the Summary Compensation Table appearing on page 15, 100% of this amount was deferred in the form of restricted stock.

     Mr. Patient also received options under the Incentive Stock Plan to acquire 36,000 shares of Common Stock of the Company at an exercise price of $19.875 per share. In determining the amount of this award, the Committee assessed his leadership of the Company and reviewed Mr. Patient's performance relative to the established financial performance measures for the year 1996.

                         THE COMPENSATION COMMITTEE OF
                             THE BOARD OF DIRECTORS

                              Gale Duff-Bloom, Chairperson
                              James K. Baker
                              J.A. Fred Brothers
                              Harry A. Hammerly
                              D. Larry Moore
February 4, 1998

     The following table sets forth the compensation received for the three years ended December 31, 1997 by the Company's Chief Executive Officer and the persons who were at December 31, 1997 the four other most highly paid executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                             ----------------------------------------
                                               ANNUAL COMPENSATION                  AWARDS               PAYOUTS
                                        ----------------------------------   ---------------------   ----------------
                                                                 OTHER                    OPTIONS/                         ALL
                                                                 ANNUAL      RESTRICTED     SARS           LTIP           OTHER
           NAME AND                                             COMPEN-        STOCK       (# OF         PAYOUTS         COMPEN-
      PRINCIPAL POSITION         YEAR    SALARY    BONUS(1)    SATION(2)     AWARDS(3)    SHARES)    (# OF SHARES)(4)   SATION(5)
      ------------------         ----    ------    --------    ---------     ----------   --------   ----------------   ---------
William F. Patient,              1997   $580,000   $350,000     $79,639       $    -0-     36,000           -0-          $51,100
Chairman of the Board            1996    578,308    159,500      52,706            -0-     35,000           -0-           44,269
and Chief Executive Officer      1995    534,616    325,000      57,111            -0-     35,000         7,329           51,576
Thomas A. Waltermire,            1997    298,173    182,500      39,736            -0-     11,700           -0-           26,151
President and Chief Operating    1996    249,193     75,000      34,581            -0-     11,000           -0-           19,451
Officer                          1995    228,092    125,000      35,236            -0-     11,000         2,094           21,186
Edward C. Martinelli,            1997    268,000    125,000      34,140            -0-     11,700           -0-           15,581
Senior Vice President,           1996    267,308     62,500      54,350            -0-     11,000           -0-           19,789
Corporate Development            1995    249,346    137,500      12,426            -0-     11,000         2,675           25,625
Donald P. Knechtges,             1997    222,500    114,400      30,330            -0-      9,800           -0-           37,942
Senior Vice President,           1996    222,058     49,500      24,920            -0-      9,000           -0-           38,596
Technology/Business              1995    210,470     94,600      16,454            -0-     10,000         2,512           40,004
Louis M. Maresca,                1997    217,846    104,625      30,625            -0-      9,700           -0-           16,472
Vice President,                  1996    204,423     45,000      33,268            -0-      9,000           -0-           29,892
General Manager Resins           1995    189,462     87,750      12,362            -0-      9,000         2,512           32,079

---------------

(1) Amounts represent the aggregate bonus payments to the named executive under the Executive MIP for 1997, 1996 and 1995. The Executive MIP provided that a minimum of 40% of the named executives' bonus awards, if any, under the plan would be paid in the form of restricted stock awarded under the Company's incentive stock plans. The participant may also elect to receive all or any portion of the balance in the form of restricted stock. For each $1 of the bonus amount paid in the form of restricted stock, $1.25 worth of restricted stock is awarded. The portion of the award, if any, not paid in restricted stock is paid in cash. Under the terms of the restricted stock award, the restricted stock awarded may not be transferred for the three-year period following the date of award. In the event a participant leaves the employ of the Company prior to the lapse of the restrictions (other than by reason of death, disability or retirement), the participant will forfeit up to 100% of the 25% premium received in respect of the award. The amount of cash (including payments in respect of fractional shares) and the market value and number of the shares of restricted stock received by the named executive officers, respectively, in respect of the 1997 bonus payments for each of the named executive officers is as follows: W.F. Patient, $6 and $349,994 (14,973 shares); T.A. Waltermire, $11 and $182,489 (7,807 shares); E.C.
    Martinelli, $125,000 and $0 (0 shares); D.P. Knechtges, $62,414 and $51,986 (2,224 shares); and L.M. Maresca, $46,515 and $58,110 (2,486 shares). For
    1996, such amounts were as follows: W.F. Patient, $3 and $159,497 (8,025 shares); T.A. Waltermire, $12 and $74,988 (3,733 shares); E.C. Martinelli, $13 and $62,487 (3,144 shares); D.P. Knechtges, $27,001 and $22,499 (1,132 shares); and L.M. Maresca, $20,017 and $24,983 (1,257 shares). For 1995, such amounts were as follows: W.F. Patient, $14 and $324,986 (13,231 shares); T.A. Waltermire, $1 and $124,999 (5,089 shares); E.C. Martinelli, $24 and $137,476

    (5,597 shares); D.P. Knechtges, $51,616 and $42,984 (1,750 shares); and L.M.
    Maresca, $39,018 and $48,732 (1,984 shares).

(2) For 1997, amounts include tax gross-ups on personal benefits as follows:
    W.F. Patient $32,909; T.A. Waltermire, $15,447; E.C. Martinelli, $13,750; D.P. Knechtges, $12,284; and L.M. Maresca, $11,955. For 1996, amounts include tax gross-ups on personal benefits as follows: W.F. Patient, $22,542; T.A. Waltermire, $10,383; E.C. Martinelli, $17,484; D.P. Knechtges, $10,443; and L.M. Maresca, $11,897. For 1995, amounts include tax gross-ups on personal benefits as follows: W.F. Patient, $24,514; T.A. Waltermire, $14,439; E.C. Martinelli, $1,769; D.P. Knechtges, $4,740; and L.M. Maresca, $4,432.

(3) Except as described in footnote 1, there were no awards of restricted stock in 1997, 1996 or 1995 to the named executive officers.

(4) Amounts for 1995 represent number of shares paid out January 1, 1995 in respect of performance shares awarded to the named executive officers in 1992 under the BFG Long-Term Incentive Plan (the "BFG LTIP"). The number of shares awarded was based on the Company's achievement of performance objectives specified under the BFG LTIP (and converted at the time of the IPO into performance objectives for the Company rather than BFG) for the three-year period ended December 31, 1994 (net of withholding taxes).

(5) Amounts for 1997 represent, respectively, the Company's cash contributions on behalf of the named executives to the Company's Retirement Savings Plan, amounts accrued under a benefit restoration plan providing for benefits in excess of the amounts permitted to be contributed under the Retirement Savings Plan and amounts accrued with respect to the Executive MIP, and premium payments by the Company under a split dollar life insurance program as follows: W.F. Patient, $9,000, $42,100, and $0; T.A. Waltermire, $9,000, $17,151, and $0; E.C. Martinelli, $9,000, $6,581, and $0; D.P. Knechtges,
    $9,000, $7,966, and $20,976; and L.M. Maresca, $9,000, $7,562, and $16,472.
    For 1996, such amounts are as follows: W.F. Patient, $9,000, $35,269, and $0; T.A. Waltermire, $9,000, $10,451, and $0; E.C. Martinelli, $9,000,
    $10,789, and $0; D.P. Knechtges, $9,000, $8,770, and $20,826; and L.M.
    Maresca, $9,000, $7,105, and $13,787.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                             NO. OF
                           SECURITIES
                           UNDERLYING      % OF TOTAL
                          OPTIONS/SARS      OPTIONS/
                            GRANTED       SARS GRANTED    EXERCISE OR                GRANT DATE
                             (# OF        TO EMPLOYEES    BASE PRICE    EXPIRATION    PRESENT
          NAME             SHARES)(1)    IN FISCAL YEAR     ($/SH)         DATE       VALUE(2)
          ----            ------------   --------------   -----------   ----------   ----------
W. F. Patient...........     36,000           11.3%         $19.875       1-2-07      $287,280
T. A. Waltermire........     11,700            3.7           19.875       1-2-07        93,366
E. C. Martinelli........     11,700            3.7           19.875       1-2-07        93,366
D. P. Knechtges.........      9,800            3.1           19.875       1-2-07        78,204
L. M. Maresca...........      9,700            3.0           19.875       1-2-07        77,406

(1) Of the options granted to W. F. Patient, 32,000 were immediately exercisable and 4,000 become exercisable after one year. The following number of options granted to the other named individuals become exercisable 35% after one year, 70% after two years and 100% after three years as follows: T.A. Waltermire, 9,500; E.C. Martinelli, 9,500; D.P. Knechtges, 8,000; and L.M. Maresca, 8,000. The remaining options granted to the other named individuals become exercisable 100% after one year. All of the options were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60-day period following a "change of control" and were granted with exercise prices not less than 100% of the fair market value of Common Stock.

(2) The grant date present values shown in the table were determined pursuant to the Black-Scholes option valuation model (a widely used stock option valuation methodology), using the following assumptions: stock price volatility factor of .2819; dividend yield of 1.98%; interest rate of 6.54%; and a ten year term. There were no adjustments made for non-transferability or risk of forfeiture. The actual value, if any, that an executive officer may realize from his or her stock options (assuming that they are exercised) will depend solely on any gain in stock price over the exercise price when the shares are sold.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                                      NUMBER OF              UNEXERCISED
                                                                     UNEXERCISED             IN-THE-MONEY
                                                                     OPTIONS/SARS            OPTIONS/SARS
                                                                      AT FY-END               AT FY-END
                                                                    (# OF SHARES)              ($) (2)
                           SHARES ACQUIRED                       --------------------   ----------------------
                             ON EXERCISE       VALUE REALIZED        EXERCISABLE/            EXERCISABLE/
          NAME              (# OF SHARES)         ($) (1)           UNEXERCISABLE           UNEXERCISABLE
          ----             ---------------     --------------       -------------           -------------
W. F. Patient...........          -0-             $   -0-         353,299/ 4,000          $1,365,800/$14,000
T. A. Waltermire........        7,421               6,453         121,544/22,148             528,400/ 41,000
E. C. Martinelli........       13,890              20,016         128,627/22,148             602,600/ 41,000
D. P. Knechtges.........        2,111               5,860          75,652/18,648             322,500/ 34,300
L. M. Maresca...........          -0-                 -0-          81,529/18,248             353,800/ 34,000

---------------

(1) Represents the difference between the option exercise price and the last sale price of a share of Common Stock as reported on the New York Stock Exchange on the date prior to exercise.

(2) Based on the last sale price of a share of Common Stock of $23.375 as reported on the New York Stock Exchange on December 31, 1997. The ultimate realization of profit, if any, on the sale of Common Stock underlying the option is dependent upon the market price of the shares on the date of sale.

RETIREMENT PENSIONS

     The Company has in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by the Company and contributions by the employee, if any, made prior to 1972. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to the Company. The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989, the plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition, employees actively at work on December 31, 1989 may receive an additional pension credit of up to 4 years up to a maximum of 24 years of pension credit. Benefits become vested after 5 years of service.

                               PENSION PLAN TABLE

                                                 YEARS OF CREDITED SERVICE
                        ----------------------------------------------------------------------------
                                 15                      20                25        30        35
        FINAL           ---------------------   ---------------------   --------  --------  --------
   AVERAGE EARNINGS        (1)         (2)         (1)         (2)
   ----------------     ---------   ---------   ---------   ---------
  $  100,000..........  $ 21,892    $ 27,738    $ 29,199    $ 35,038     $36,498   $43,798   $51,097
     200,000..........    45,892      58,139      61,198      73,438      76,498    91,798   107,097
     300,000..........    69,892      88,539      93,198     111,838     116,498   139,798   163,097
     400,000..........    93,892     118,938     125,199     150,238     156,498   187,798   219,097
     500,000..........   117,892     149,339     157,198     188,638     196,498   235,798   275,097
     600,000..........   141,892     179,739     189,198     227,038     236,498   283,798   331,097
     700,000..........   165,892     210,138     221,199     265,438     276,498   331,798   387,097
     800,000..........   189,892     240,539     253,198     303,838     316,498   379,798   443,097
     900,000..........   213,892     270,939     285,198     342,238     356,498   427,798   499,097
   1,000,000..........   237,892     301,338     317,199     380,638     396,498   475,798   555,097
   1,100,000..........   261,892     331,739     349,198     419,038     436,498   523,798   611,097
   1,200,000..........   285,892     362,139     381,198     457,438     476,398   571,798   667,097

---------------

(1) Assumes actively employed January 1, 1990 and after.

(2) Includes an additional 4 years of service applicable to pre-January 1, 1990 employees.

(3) The pension plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest four consecutive calendar years of an employee's earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the Company match in the Company savings plans. As of December 31, 1997, final average earnings for the individuals named in the Summary Compensation Table were as follows:
    W.F. Patient -- $845,096.30; T.A. Waltermire -- $362,876.06; E.C.
    Martinelli -- $371,284.10; D.P. Knechtges -- $296,455.96; and L.M.
    Maresca -- $274,530.90.

(4) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any reduction for Social Security or any other offset amounts.

(5) As of December 31, 1997, the five executive officers named in the cash compensation table had the following years of credited service under the pension plan or subsidiary plans or supplemental agreements: W.F. Patient, 8 years, 6 months; T.A. Waltermire, 23 years, 6 months; E.C. Martinelli, 34 years, 3 months; D.P. Knechtges, 32 years, 6 months; and L.M. Maresca, 6 years, 8 months.

(6) W.F. Patient became vested in benefits immediately and earns an additional benefit equal to 1.6 percent of his final average annual earnings for each of his first 15 years with the Company. These benefits are payable under an unfunded, non-qualified supplemental plan.

(7) Benefits shown in the chart that exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code of 1986, as amended (the "Code"), and certain additional benefits not payable under the qualified pension plan because of certain exclusions from compensation taken into account thereunder, are payable under an unfunded, non-qualified supplemental pension plan.

MANAGEMENT CONTINUITY AGREEMENTS

     The Company has entered into management continuity agreements (the "Continuity Agreements") with certain employees, including all of the executive officers named in the Summary Compensation Table. The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a "change of control" of the Company. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. The Continuity Agreements generally provide for a two-year period of employment commencing upon a change of control, which generally is deemed to have occurred if: (i) any person becomes the beneficial owner of 20% or more of the combined voting power of the Company's outstanding securities (subject to certain exceptions), (ii) there is a change in the majority of the Board of Directors of the Company, (iii) certain corporate reorganizations occur where the existing stockholders do not retain more than 60% of the common stock and combined voting power of the outstanding voting securities of the surviving entity, or (iv) there is shareholder approval of a complete liquidation or dissolution of the Company.

     The Continuity Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation, including average annual increases. If the individual's employment is terminated by the Company or its successor for reasons other than "cause" or is terminated voluntarily by the individual for "good reason" (in each case as defined in the Continuity Agreements), generally the individual would be entitled to receive:
(i) compensation for a period of up to three years, commencing at the individual's base salary rate in effect at the time of the termination and including average annual increases thereafter, (ii) the continuation of all employee benefits and perquisites, and (iii) a lump sum equal to the total of
(A) up to three times the individual's annualized incentive compensation, which shall be equal to the greater of that paid with respect to the calendar year prior to such termination or the "target incentive amount" (as defined in the Continuity Agreements) for the year of the change of control or the year of termination and (B) up to three times the "calculated market value" of the "restricted stock" and "performance stock" awarded to the individual in the Company's most recent "plan cycle" (in each case as defined in the Continuity Agreements). The Continuity Agreements also provide for a tax gross-up for any excise tax due under the Code for any payments or distributions made under the agreements.

OTHER AGREEMENTS

     The Company entered into an agreement (the "Agreement") with Edward C. Martinelli in connection with his retirement from the Company effective January 30, 1998. Under the terms of the Agreement, the Company waived the forfeiture of certain shares of Company restricted stock awarded to Mr. Martinelli as of the Company's IPO and agreed to provide Mr. Martinelli with certain benefits under Company plans and policies provided to employees who retire from the Company. The Company also agreed to pay Mr. Martinelli the sum of $1,435,000 in March 1998. This amount represents the approximate value of additional benefits to which Mr. Martinelli would have been entitled had he retired from the Company at age 62.

     The Company also entered into a Consulting Agreement (the "Consulting Agreement") with Mr. Martinelli which provides that Mr. Martinelli will render certain consulting services to the Company from February 1, 1998 through January 31, 2000. The Company will pay Mr. Martinelli $15,000 per month during the first year of the Consulting Agreement and $10,000 per month during the second year.

COMPANY STOCK PERFORMANCE

     Following is a graph which compares the cumulative return from investing $100 at April 29, 1993, the time of the IPO, the S&P 500 index and the S&P Chemicals index, with dividends assumed to be reinvested when received. The S&P Chemicals index includes a broad range of chemical manufacturers. Because of the relationship of the Company's business within the chemical industry, it is felt that comparison with this broader index is also appropriate.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        AMONG THE GEON COMPANY, S&P 500
                         INDEX AND S&P CHEMICALS INDEX

               MEASUREMENT PERIOD                     THE GEON            S&P
             (FISCAL YEAR COVERED)                    COMPANY          CHEMICALS          S&P 500
4/29/93                                                      100.0             100.0             100.0
12/31/93                                                     128.2             105.5             108.5
12/31/94                                                     151.2             122.2             110.0
12/31/95                                                     137.2             159.5             151.2
12/31/96                                                     112.9             210.6             185.8
12/31/97                                                     137.6             259.0             247.9

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN OTHER RELATIONSHIPS

     As discussed on page 5, the Compensation Committee is currently comprised of James K. Baker, Gale Duff-Bloom, D. Larry Moore, and John D. Ong. J.A. Fred Brothers and Harry A. Hammerly served as members of the Compensation Committee during 1997 but resigned from the Committee on February 5, 1998. Mr. Brothers is Executive Vice President of Ashland Inc. Ashland Chemical Co., a wholly-owned subsidiary of Ashland Inc., purchased, directly and indirectly through affiliates, approximately $58.4 million of product from the Company in 1997 and expects to continue to purchase product from the Company in the future. The amount of purchases and prices thereof were, and will continue to be, determined on an arms-length basis.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1997, and will continue to serve in that role until the appointment of independent auditors by the Board of Directors in 1998. The Board of Directors expects to appoint independent auditors for the fiscal year ending December 31, 1998, upon recommendation by the Audit Committee, at its May 1998 meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP's examination of the Company's consolidated financial statements and records for the year ended December 31, 1997.

                                    GENERAL

                             VOTING AT THE MEETING

     Stockholders of record at the close of business on March 16, 1998 are entitled to vote at the meeting. On that date, a total of 28,078,360 shares of Common Stock were outstanding. Each share is entitled to one vote.

     Holders of shares of Common Stock have no cumulative voting rights. Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting at which a quorum is present. The affirmative vote of a majority of the shares of Common Stock represented and voting, in person or by proxy, at any meeting of stockholders at which a quorum is present is required for action by stockholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Delaware law.

     Votes may be cast in favor of or withheld from each nominee in the election of directors. Votes that are withheld will be excluded entirely from the vote and will have no effect. Brokers holding shares in street name that do not receive instructions are entitled to vote on the election of directors. Under Delaware law, a broker nonvote will have no effect on the outcome of the election of directors.

     If any of the nominees listed on pages 3 through 5 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that this will occur.

     The Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to the Company addressed to the Secretary of the Company so that it is received on or before November 20, 1998. The Company suggests that all proposals be sent by certified mail, return receipt requested.

PROXY SOLICITATION

     The Company is making this proxy solicitation and will bear the expense of preparing, printing, and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of the Company may request proxies by telephone or in person. The Company has retained Morrow & Co., Inc., 505 Third Avenue, New York, NY 10022-4799, to assist in the solicitation for an estimated fee of $5,000 plus reasonable expenses. The Company will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. The Company will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

     The Company's Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 1997, is being mailed to stockholders of record with this Proxy Statement.

                                            For the Board of Directors
                                            The Geon Company

                                        /S/ Gregory L. Rutman
                                            Gregory L. Rutman, Secretary
March 20, 1998

March 20, 1998

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at The Forum Conference & Education Center, 1375 E. Ninth Street, Cleveland, Ohio, at 9:00 a.m. on Thursday, May 7, 1998.

The Notice of Annual Meeting of Stockholders and the Proxy Statement describe the matters to be acted upon at the meeting.

Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the attached proxy card and to sign, date, and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON THE
PROXY CARD.

We look forward to seeing you at the meeting.

/s/ William F. Patient
WILLIAM F. PATIENT
Chairman of the Board
and Chief Executive
Officer

                             Detach Proxy Card Here



       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES
                               LISTED IN ITEM 1.

1. ELECTION OF DIRECTORS    FOR all nominees       WITHHOLD AUTHORITY to vote
   term to expire at next   listed below     [ ]  for all nominees listed below.
   Annual Meeting.

                           [ ]    *EXCEPTIONS     [ ]

Nominees: William F. Patient, James K. Baker, Gale Duff-Bloom, J.A. Fred
         Brothers, J. Douglas Campbell, D. Larry Moore, John D. Ong,
               R. Geoffrey P. Styles, and Thomas A. Waltermire.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions:_________________________________________________________________


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.

   Change of Address and      [ ]    I Will Attend    [ ]
   or Comments Mark Here             the Meeting


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.






 ----------------


Dated: _____________________, 1998


____________________________(SEAL)
           Signature

____________________________(SEAL)
 Signature if held jointly

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.      [ ]


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                THE GEON COMPANY

                                     PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS

  The undersigned hereby appoints William F. Patient and Gregory L. Rutman, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of The Geon Company held of record by the undersigned on March 16, 1998, at the Annual Meeting of Stockholders to be held May 7, 1998, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS. The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF NOMINEES SPECIFIED IN ITEM 1.

                   (Continued and to be dated and signed on the reverse side.)


                                                      THE GEON COMPANY
                                                      P.O. BOX 11056
                                                      NEW YORK, N.Y. 10203-0056